GUARANTEE OF MERRILL LYNCH & CO., INC.

            FOR VALUE RECEIVED, receipt of which is hereby acknowledged, MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware ("ML & Co."), hereby unconditionally guarantees to WILMINGTON TRUST COMPANY, a Delaware corporation, in its capacity as Subordination Agent on behalf of the Trustee under the Pass Through Trust Agreement dated as of September 25, 1997 between Wilmington Trust Company and Continental Airlines, Inc., as supplemented by the Supplement No. 2002-1G-1-O dated as of March 25, 2002, (the "Company"), the due and punctual payment of any and all amounts payable by MERRILL LYNCH CAPITAL SERVICES, INC., a corporation organized under the laws of the State of Delaware ("MLCS"), under the Transaction evidenced by the Confirmation dated as of March 25, 2002 attached hereto executed pursuant to the ISDA Master Agreement between the Company and MLCS, dated as of March 25, 2002 (together with the Schedule and Confirmation attached thereto the "Agreement"), including, in the case of default, interest on any amount due, when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination or otherwise, according to the terms thereof. In case of the failure of MLCS punctually to make any such payment, ML & Co. hereby agrees to make such payment, or cause such payment to be made. The Company agrees to demand payment from ML & Co., provided, however, that delay by the Company in giving such demand shall in no event affect ML & Co.'s obligations under this Guarantee. This Guarantee is a guarantee of payment and not of collection. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by the Company upon the insolvency, bankruptcy or reorganization of MLCS or otherwise, all as though such payment had not been made.

            ML & Co. hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of the (i) validity, regularity or enforceability of the Agreement; (ii) the absence of any action to enforce the same; (iii) any waiver or consent by the Company concerning any provisions thereof; (iv) any amendment of any provision of the Agreement; (v) the rendering of any judgment against MLCS or any action to enforce the same; (vi) any insolvency, bankruptcy, reorganization or dissolution, or any proceeding of MLCS, including without limitation, rejection of MLCS's payment obligations under the Agreement in such bankruptcy; (vii) any waiver of or consent to any departure from or failure to enforce any other guarantee for any or all of MLCS's payment obligations under the Agreement; or (viii) any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. ML & Co. covenants that this guarantee will not be discharged except by complete payment of the amounts payable under the Agreement. This Guarantee shall continue to be effective if MLCS merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

            ML & Co. hereby agrees that its obligations hereunder shall not be subject to termination, offset or counterclaim (all of which are expressly waived by ML & Co.).


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            ML & Co. hereby waives diligence; presentment; protest; notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of MLCS; all demands whatsoever; and any right to require a proceeding first against MLCS.

            ML & Co. hereby certifies and warrants that this Guarantee constitutes the valid obligation of ML & Co. and complies with all applicable laws.

            This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

            This Guarantee becomes effective concurrent with the effectiveness of the Agreement, according to its terms.

            IN WITNESS WHEREOF, ML & Co. has caused this Guarantee to be executed in its corporate name by its duly authorized representative.


                                        MERRILL LYNCH & CO., INC.